Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Hanze Asia Growth A on Form S-1 of our report dated September 20, 2021, except for the sixth and seven of Note 5 as to which the date is August 20, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Hanze Asia Growth A. as of September 20, 2021 and for the period from Augst 20, 2021 (inception) through September 20, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Citrin Cooperman & Company, LLP

Citrin Cooperman & Company, LLP

NY

September 20, 2021